Exhibit 10.1

TERMS FOR AGREED STRUCTURED DISMISSAL

In re: Positron Corporation. Case No. 15-50205-rlj11. U.S. Bankruptcy Court, N.D. Texas, Lubbock Division.

This agreement is entered into by and between the Petitioning Creditors (DX, LLC, Jason & Suzanne Kitten, Moress, LLC and Posi-Med, LLC), Cecil O’Brate and the Alleged Debtor, Positron Corporation (“Positron”) and is intended to resolve all issues in dispute between these parties and form the basis for a structured dismissal of the above-referenced involuntary bankruptcy case (“Structured Dismissal Agreement”). The terms of this Structured Dismissal Agreement are as follows:

1.	The attorneys for the Petitioning Creditors and the attorneys for Positron Corporation (collectively the “Attorneys”), will draft and file a Motion to Approve Structured Dismissal Agreement pursuant to Bankruptcy Rule 9019 (“Motion”), to be filed, and appropriate notice of opportunity to object as well as notice of hearing, sent to all creditors, parties in interest, and shareholders of Positron. Such Motion is to be filed and the notice mailed no later than Monday, May 2, 2016. Any and all reasonable and necessary costs and expenses associated with providing appropriate notice and opportunity for hearing to creditors, parties in interest and shareholders shall be treated as an administrative expense, and paid from the proceeds realized from the sale of the real property to be sold as herein provided. Notwithstanding anything herein to the contrary, the total of all administrative expenses shall not exceed 50% of the sales price of the Westmont, Illinois, building.

2.	The Structured Dismissal Agreement will provide for a structured dismissal of the above-referenced bankruptcy case and include the following terms:

a.	Once the order approving the Motion is final and non-appealable, Positron will purchase any and all shares of stock in Positron owned by Cecil O’Brate for the total consideration of $100,000. It is understood and agreed the amount of stock owned by Cecil O’Brate and to be conveyed to Position Corporation pursuant to this agreement comprises approximately 23% of the issued and outstanding shares of Positron. As consideration for this purchase, Positron Corporation will execute a promissory note payable to Cecil O’Brate in the amount of $100,000, payable at 4.5% interest in 12 monthly installments of $8,537.85 each. Such promissory note will be secured by any and all shares of stock in Positron which are the subject of this conveyance, and appropriate loan documents and necessary stock pledge agreements will be executed by Position in order to collateralize the note. Upon payment in full of the promissory note, the stock pledge agreements shall be cancelled and Positron will own the stock free and clear of any and all encumbrances claimed by Cecil O’Brate. Said loan documents shall call for the application of Texas law, and shall provide for the exclusive venue for any dispute to lie in the state or federal courts of Lubbock, Texas.

b.	Within 10 days of the order approving the Motion becoming final and non-appealable, Positron will convey either all of the assets of the Manhattan Isotope Technologies, LLC (“MIT”), including the Strontium Portfolio, all intellectual property (patents, licenses and knowhow) related to the strontium generator recycling technology and the Rb metal technology license and the drug master file, and personal property located in the Lubbock, Texas, facility currently leased by MIT, or the membership interests of MIT to a company and/or entity designated by DX, LLC. The manner and type of such conveyance shall be at the sole discretion of Cecil O’Brate. Prior to the entry of the order approving the Structured Dismissal Agreement, Positron agrees not to sell, transfer, dispose, hypothecate or encumber any assets of MIT, and shall keep all such personal property in workable condition pending the effective date.

c.	Upon the exchange or conveyance by Positron of the assets or membership interests of MIT, the promissory note, along with all related guarantees, security interest, and rights DX,LLC acquired from Los Alamos National Bank will be fully extinguished, deemed paid in full, and discharged.

d.	Upon the execution of this agreement, DX, LLC may employ Jason and Suzanne Kitten, or a consulting firm of its choice, to conduct due diligence concerning the operations of the MIT facility located in Lubbock, Texas. Such due diligence shall include reasonable inspections of the facility upon reasonable notice during normal business hours, but shall not include taking any actions to transfer any licenses or any representations relating to a change of ownership of MIT, until the actual closing of the sale is completed. In exchange for the opportunity to conduct due diligence as described herein, DX, LLC or Cecil O’Brate shall advance to Positron sufficient funds necessary to pay all payroll expenses associated with the two current employees of MIT beginning as April 15, 2016, and shall also directly pay to Los Alamos National Laboratories sufficient funds to pay the licensing fees associated with the recycling permit granted by the Los Alamos National Laboratories. Such obligations of DX, LLC or Cecil O’Brate shall cease upon the entry of any order by the Bankruptcy Court denying approval of the Structured Dismissal Agreement, or upon a determination by the Bankruptcy Court that any party has materially breached any of the terms of this Agreement.

e.	Further, Positron promises to use its best, good faith efforts to market and sell the real property it owns located at 530 Oakmont Lane, Westmont, IL. The estimated fair market value of this real property is between $350,000 and $400,000, and upon closing of the sale the net proceeds will be distributed in the order of priority established by the Bankruptcy Code to holders of administrative claims and the allowed claims of unsecured creditors, provided, however, that the total of such administrative expenses shall not exceed 50% of the sales price.

f.	All parties will sign mutual releases that will release the parties and their representatives from any claims that the parties may have or could have against each other.

g.	The parties stipulate that Jason and Suzanne Kitten (having a claim of $52,695.14), Moress, LLC (having a claim of $10,000.00) and Posi-Med, LLC (having a claim of $20,646.12) have valid claims that are not subject to offset or any other dispute as to amount or liability. The claims shall be paid their pro-rata share of distributions paid to unsecured creditors. The parties further stipulate that all of the Petitioning Creditors, including DX, LLC, the Kittens, Moress, LLC, and Posi-Med, LLC shall agree to support the Motion to Approve Structured Dismissal Agreement and shall not have the right to opt out of the distributions to unsecured creditors as provided to other unsecured creditors in paragraph h.

h.	It is understood and agreed that any unsecured creditors who do not desire to release their claim in exchange for their pro-rata share of distributions paid to unsecured creditors may opt out of this agreement and pursue such other remedies to collect their indebtedness as may be available to them.

i.	If the Motion to Approve this Structured Settlement Agreement is denied for any reason by the Bankruptcy Court having jurisdiction over this case, or if the Bankruptcy Court determines that Positron has materially breached the terms of the Structured Dismissal Agreement, Positron will file a voluntary Chapter 11 bankruptcy petition or a motion to convert this case to a voluntary Chapter 11 case in the United States Bankruptcy Court for the Northern District of Texas, Lubbock Division within 10 days from the date of an order denying the Motion or a determination that it materially breached the agreement becoming final and nonappealable.

j.	Upon the completion of all terms included in the Agreement for Structured Dismissal, the Petitioning Creditors and Positron shall prepare and file a Joint Motion to Dismiss the Involuntary Petition. In the event any party to this Agreement believes a material default has occurred under the provisions of the Agreement, such party may petition the Court for appropriate relief.

Approved and Agreed: April 19, 2016

/s/ Cecil O’Brate	/s/ Corey Conn
Cecil O’Brate	Chief Financial Officer
Individually and as Managing	and Director
Member of DX, LLC	Positron Corporation

/s/ Jason Kitten	/s/ Suzanne Kitten
Jason Kitten	Suzanne Kitten

/s/ Daniel Zamudio	/s/ Svetlana Boitsova
Daniel Zamudio	Svetlana Boitsova,
Attorney for Moress, LLC	Owner of Posi-Med, LLC
Zamudio Law Professionals, PC